Period Ended October 31, 2003

John Hancock Investment Trust II
- John Hancock Regional Bank Fund
Series -  2
NAV per share - Class C  $42.48
Distribution from NII - Class C $0.27 per share

- John Hancock Financial Industries Fund
Series - 8
NAV per share - Class C $16.19
NAV per share - Class I $16.98

- John Hancock Small Cap Equity Fund
Series - 9
NAV per share - Class C $14.86
NAV per share - Class I $15.86
NAV per share - Class R $15.60